Exhibit 99.1

                              FOR IMMEDIATE RELEASE

                       NASTECH ACQUIRES ATOSSA HEALTHCARE
                  TO EXPAND NASAL PRODUCT DEVELOPMENT PROGRAMS

                        DR. STEVEN QUAY, OF ATOSSA, NAMED
                     CHAIRMAN, PRESIDENT AND CEO OF NASTECH-

Hauppauge, New York, August 9, 2000 - Nastech Pharmaceutical Company, Inc. (Nasdaq: NSTK), today announced that the Company has acquired privately held Atossa Healthcare, Inc. The acquisition is a strategic move designed to solidify Nastech's position as a leader in the development of therapeutics that are administered nasally. The merger also enables the Company to develop new capabilities in the area of women's health beginning with the further development of Atossa's lead breast cancer diagnostic product. Financial terms of the agreement were not disclosed.

Nastech also announced today that under the terms of the agreement Steven C. Quay, M.D., Ph.D., the founder of Atossa Healthcare, will join the Company as Chairman, President and Chief Executive Officer.

"We are excited about the acquisition of Atossa because it provides Nastech with a tremendous leverage opportunity and synergy within our core competency," said Devin Wenig, director and member of Nastech's Executive Committee. "This opportunity is exemplified by Atossa's breast cancer risk assessment test, and Nastech's key programs in pain management and sexual dysfunction - all of which rely on nasal delivery. We are also delighted to welcome Steven Quay at this exciting time for Nastech. His proven expertise and leadership will enable us to accelerate our clinical programs and commercialize our products."

"I am truly pleased about the opportunity to join Nastech and to help the company solidify its position in the nasal drug delivery arena," said Dr. Quay. "The ability to combine the strengths of Nastech and Atossa and to use those strengths to build a portfolio of safe, efficacious and fast-acting nasally administered pharmaceuticals, including small molecules, peptides and macromolecules, is a challenge I am eager to undertake."

Atossa, based in Washington State, is focused on the development of a proprietary platform of diagnostics and treatments related to breast cancer risk assessment and therapeutics and other women's health care products. The Company's lead product is a diagnostic test currently being evaluated for its ability to identify patients who are at high risk for breast cancer.

Key strengths of the combined company include:

      o One of Nastech's two commercially available, FDA-approved products, Stadol NS(R) (butorphanol tartrate) - a pharmaceutical to treat moderate to severe pain, including migraine headache pain - is marketed in the United States by Bristol Meyers Squibb. Nastech receives royalties on sales. The company recently began a clinical development program on a new, faster-acting formulation of butorphanol tartrate.
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      o     Nastech's other FDA-approved product, Nascobal, is indicated for the treatment of pernicious anemia and other vitamin B-12 deficiencies, including during treatment for cancer. Schwarz Pharma Inc. markets Nascobal in the United States, and Nastech is paid to manufacture Nascobal and also receives royalties on sales. Nascobal is awaiting market approval in Europe.

      o Nastech's product portfolio encompasses several exciting therapeutic areas, including pain management, sexual dysfunction and motion sickness. Products in development include intranasal scopolamine for motion sickness (Phase III), intranasal apomorphine for male sexual dysfunction (Phase II), intranasal morphine for the treatment of moderate to severe pain, including breakthrough pain (Phase II), and intranasal butorphanol for the treatment of acute migraine pain (Phase II). Atossa's breast cancer product brings Nastech into the women's health market.

      o The company has state-of-the-art research laboratories and an FDA-approved manufacturing facility, allowing rapid development timelines.

About Dr. Steven Quay

Dr. Quay, a distinguished scientist and business leader, has founded two pharmaceutical companies, holds more than 40 patents, is a member of a broad range of scientific and business associations and has published more than 100 papers in diagnostic imaging, oncology, protein chemistry and genetics.

In 1991, Dr. Quay founded SONUS Pharmaceuticals, Inc. to develop ultrasound agents based on his inventions. EchoGen(R), SONUS first product, is approved for sale in Europe and awaits FDA approval. In 1984, Dr. Quay founded Salutar Inc. to develop magnetic resonance imaging (MRI) contrast agents and was awarded 24 patents covering MRI technology. There, he launched the pharmaceuticals OmniScan(R) and TeslaScan(R) which are approved for use in the United States, Europe and Japan. Dr. Quay has been successful in raising more than $100 million in public and private transactions.

Dr. Quay has served on the faculty of Stanford University School of Medicine and as the industrial representative to the Food & Drug Administration Advisory Panel for Radiological Products. He holds an M.D., M.A. and Ph.D. from the University of Michigan Medical School. Dr. Quay completed post-graduate research at the Massachusetts Institute of Technology and received his residency training at the Massachusetts General Hospital.

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This press release may contain forward-looking statements that reflect the
Company's intentions, expectations or beliefs concerning future events, including, but not limited to, expectations with respect to FDA approval of new products, technology and product development milestones, the ability of the Company to leverage its product development and negotiate favorable collaborative agreements, the commencement of sales and the sufficiency of the Company's cash flow for future liquidity and capital resource needs. The forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. In addition, significant fluctuations in quarterly results may occur as a result of varying milestone payments and the timing of costs and expenses related to the Company's research and development program.